UNITED STATES

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                   FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                       Commission file number: 0-16166

                           OXFORD FUTURES FUND, LTD.
              ------------------------------------------------------
              (Exact name of Registrant as specified in its charter)


                         1202 BERGEN PARKWAY, SUITE 212
                              EVERGREEN, CO 80439
                                (303) 674-1328
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i) [ ]     Rule 12h-3(b)(1)(i)   [X]
             Rule 12g-4(a)(1)(ii)[ ]     Rule 12h-3(b)(1)(ii)  [ ]
             Rule 12g-4(a)(2)(i) [ ]     Rule 12h-3(b)(2)(i)   [ ]
             Rule 12g-4(a)(2)(ii)[ ]     Rule 12h-3(b)(2)(ii)  [ ]
                                         Rule 15d-6            [ ]

     Approximate number of holders of record as of the certification or notice date: 64

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Oxford Futures Fund, Ltd.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 24, 2000                   Oxford Futures Fund, Ltd.
                                        By: Rockwell Futures Management, Inc.
                                            one of its General Partners
                                        By: /s/ Robert J. Amedeo
                                            Robert J. Amedeo, President

Instruction: This form is required by Rules 12g-4,12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall by typed or printed under the signature.